Exhibit 10.8

2007 EXECUTIVE EMPLOYMENT AGREEMENT

THIS 2007 EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 31st day of May, 2007, between REMINGTON ARMS COMPANY, INC., a Delaware corporation (“Employer”), and Stephen Jackson (“Executive”).

R E C I T A L S:

1.             Employer is engaged in the business of designing, manufacturing, marketing, and selling (a) sporting goods products, including, by way of illustration, firearms and ammunition, as well as hunting and gun care accessories and clay targets, for the global hunting and shooting sports marketplace, and (b) products with law enforcement, military and government applications, including, by way of illustration, surveillance technology products and powdered metal products (the “Business”). Executive is experienced in, and knowledgeable concerning, all aspects of the Business.

2.                                    Executive has heretofore been employed by Employer as the Chief Financial Officer of Employer. Employer desires to continue to employ Executive, and Executive desires to continue to be employed by Employer.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation and benefits Employer agrees herein to pay Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, Employer and Executive agree as follows:

1.                                       Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.

2.                                       Term: Position and Responsibilities.

(a)                                  Term of Employment. Pursuant to the terms of this Agreement, Employer shall continue to employ Executive for the term commencing on the date hereof and terminating as provided in Section 7. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

(b)                                 Position and Responsibilities. During the Employment Period, Executive will serve in the executive position specified in Section 1 of Attachment A or in such other executive position as the Board of Directors of Employer (the “Board”) may determine from time to time. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in the position to which he is assigned, and such other duties consistent with Executive’s position as the Board or Chairman may specify from time to time. Executive will devote all of his skill, knowledge and working time to the conscientious performance of the duties of such position or positions (except for (i) vacation time as set forth in Section 6(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on outside charitable boards of directors and the fulfillment of civic responsibilities or to service on the boards of such corporations as Executive is serving on the date hereof or which he may hereafter join with the consent of the Board and (B) such reasonable time as may be necessary from time to time for personal financial matters).

3.                                       Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer will pay Executive the annual base salary specified in Section 2 of Attachment A. The Board will review Executive’s base salary annually during the Employment Period and, in the discretion of the Board, may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as the Board shall consider relevant. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”. The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement maintained or established by Employer. The pay period under this Agreement shall equal one (1) month, and Employer shall pay Executive the Base Salary for each pay period in semi-monthly installments or in such other installments as are paid to other executives of Employer.

4.                                       Incentive Compensation.

(a)                                  Annual Incentive Compensation During the Employment Period, Executive shall be eligible to participate in Employer’s annual incentive compensation plan for its executive officers as in effect from time to time (the “Annual Incentive Compensation Plan”), at a targeted level specified in Section 3 of Attachment A, and commensurate with his position and duties with Employer based on reasonable performance targets established from time to time by the Board or a committee thereof.

(b)                                 Other Incentive Plans. During the Employment Period, Executive shall be eligible to participate in the Remington Arms Company, Inc. 2006 Long Term Incentive Plan (the “Long Term Incentive Plan”) and in any other bonus or incentive plans which Employer may hereafter establish in which other senior executive officers of Employer are eligible to participate.

5.                                       Employee Benefits. During the Employment Period (and thereafter to the extent provided under the terms of Employer’s employee benefit plans or programs), Executive shall be eligible to participate in any employee benefit plans and programs as in effect from time to time generally made available to similarly situated executives of Employer, in a manner consistent with the terms and conditions of each such plan or program and on a basis that is commensurate with Executive’s position and duties with Employer hereunder. In the event of a conflict between any benefit plan or program and this Agreement, the terms of this Agreement shall govern.

6.                                       Expenses.

(a)                                  Business Travel. During the Employment Period, Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, to support the existence and purpose of the incurred expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to senior executives as in effect from time to time. In the event Executive’s employment hereunder terminates for any reason, Employer shall reimburse Executive (or in the event of death, his personal representative) for expenses incurred by Executive on behalf of Employer prior to the date of his termination of employment to the extent such expenses have not been previously reimbursed by Employer pursuant to this Section 6(a).

(b)                                 Vacation and Sick Leave. During the Employment Period, Executive shall be entitled to vacation and sick leave as determined in accordance with the prevailing policies of Employer applicable to senior executives.

7.                                       Termination of Employment.

(a)                                  Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). If Employer desires to terminate Executive’s employment due to Executive’s Disability, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder lasting for a period of one hundred eighty (180) days or longer, whether or not consecutive, in any twelve (12) month period. The determination of Executive’s Disability shall be made by the Board after receiving an evaluation from an independent physician selected by Employer and reasonably acceptable to Executive and shall be final and binding on the parties hereto.

(b)                                 Termination by Employer for Cause. Employer may terminate Executive for Cause. If Employer desires to terminate Executive’s employment for Cause, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, “Cause” shall mean (i) the failure of Executive substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) or other material breach by Executive of any of his obligations hereunder, after a demand for substantial performance or demand for cure of such breach is delivered, and a reasonable opportunity to cure is given, to Executive by Employer, which demand identifies the manner in which Employer believes that Executive has not substantially performed his duties or breached his obligations, (ii) Executive’s gross negligence or serious misconduct that has caused or would reasonably be expected to result in material injury to Employer or any of its affiliates, (iii) Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (iv) violation of any provision of Employer’s business ethics policy.

(c)                                  Termination Without Cause. Employer may terminate Executive “Without Cause”. If Employer desires to terminate Executive’s employment Without Cause, it shall give notice to Executive as provided in Section 7(e). For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by Employer other than as described in Section 7(a) or for Cause as defined in Section 7(b).

(d)                                 Termination by Executive. Executive may terminate his employment at any time. If Executive desires to terminate for Good Reason, he shall give notice to Employer as provided in Section 7(e). Notwithstanding the foregoing, Executive may not terminate his employment for Good Reason if Employer has, within fifteen (15) days of the receipt of Executive’s written notice of his desire to terminate for Good Reason, cured the conduct alleged to give rise to the basis for the Good Reason termination. For purposes of this Agreement, “Good Reason” shall mean a termination of employment by Executive within thirty (30) days following the occurrence of any of the following events without Executive’s consent: (i) the assignment of Executive to a position the duties of which are a material diminution of the duties contemplated by Section 2(b) hereof, (ii) a reduction of Executive’s Base Salary or his Incentive Compensation Target Opportunity pursuant to Section 4 and as set forth on Attachment A, (iii) the assignment of Executive to a principal office located beyond a 50-mile radius of Executive’s then current work place, or (iv) a material breach by Employer of any of its obligations hereunder.

(e)                                  Notice of Termination. Any termination of Executive’s employment by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written “Notice of Termination” addressed to the other party to this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) subject to the provisions of Section 7(i), specifies the effective date of termination. The failure by Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the reason given for the termination of Executive’s employment shall not waive any right of Executive or Employer hereunder or preclude Executive or Employer from asserting such fact or circumstance in enforcing Executive’s or Employer’s rights hereunder.

(f)                                    Payments Upon Certain Terminations.

(i)                                     If Executive’s employment is terminated by Employer Without Cause or Executive terminates his employment for Good Reason, Employer shall pay or provide to Executive as severance payments and benefits the following:

A.                                   Executive shall receive his Base Salary for the period from the Date of Termination (as defined in Section 7(i) below) through the expiration of the Severance Period as set forth on Attachment A, paid in semi-monthly installments as provided in Section 3.

B.                                     Executive shall receive the product of

(i)                                     the amount of incentive compensation that would have been payable to Executive pursuant to the Annual Incentive Compensation Plan for the calendar year in which his employment terminates with achievement of performance objectives determined as of the Date of Termination, multiplied by

(ii)                                  a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is 365.

C.                                     Executive shall receive the amount of any incentive compensation earned and payable under the terms of the Long Term Incentive Plan as of the Date of Termination.

D.                                    Subject to the other terms and conditions of this subsection (D), Executive and his dependents shall be permitted to participate in the health, dental and prescription drug benefits provided to active employees and their dependents under Employer’s Group Benefits Plan until Executive attains age 65 or, if later, the end of the Severance Period (“Continuation Coverage”). Executive shall be responsible for paying the premium charged for such Continuation Coverage at the applicable active employee rate. The Continuation Coverage provided to Executive and his dependents is intended to satisfy the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In the event that the period of Continuation Coverage expires prior to the end of the period of continuation coverage to which Executive and his dependents would be entitled under COBRA (the “COBRA Period”), Executive and his dependents may elect continuation coverage under COBRA (“COBRA Coverage”) for the remainder of the COBRA Period. Executive and his dependents shall be responsible for paying the full amount of the premium charged for such COBRA Coverage under the Employer’s Group Benefits Plan.

Notwithstanding the foregoing provisions of this subsection (D), in the event that the Continuation Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA, Executive and his dependents shall be entitled to elect COBRA Coverage in lieu of the Continuation Coverage described in this subsection (D). In such event, Executive and his dependents shall be responsible for paying the full amount of the premiums charged for such COBRA Coverage under the Employer’s Group Benefits Plan, and Employer shall no longer have any obligation to provide Executive and his dependents with the Continuation Coverage described in this subsection (D).

In the event Employer cannot reasonably provide Executive and his dependents with coverage under Employer’s Group Benefits Plan for the full Continuation Coverage period, Employer may provide coverage under one or more alternative plans or arrangements providing substantially equivalent coverage to the coverage then being provided to active employees and their dependants under Employer’s group benefits plan.

E.                                      During the Severance Period Employer shall reimburse Executive for the premiums paid to continue coverage under any supplemental long-term disability policy maintained by Executive as of January 1, 2007.

F.                                      During the Severance Period Executive shall be entitled to continue to participate in the Remington Arms Company, Inc. All Groups Life Insurance Plan (the “Life Insurance Program”) as in effect from time to time. Employer shall be responsible for paying the premiums for such coverage.

G.                                     During the Severance Period, Executive shall continue to receive financial planning services pursuant to The Comprehensive (or Executive) Counseling Program (the “Financial Planning Services Program”) as in effect from time to time. With respect to each calendar year during the Severance Period, Employer shall report as income to Executive for federal and state income tax purposes the value of the financial planning services received by Executive for such calendar year pursuant to the Financial Planning Services Program. In addition, Employer shall pay to Executive a payment equal to the amount necessary to pay the federal and state income taxes imposed upon Executive as a result of the receipt of the financial planning services (i.e., a gross-up payment). For purposes of determining the amount of the gross-up payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the gross-up payment is paid. In addition, Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 – [highest marginal rate of federal income taxation for individuals]) X (highest marginal rate of income tax in the state in which Executive is domiciled for individuals in the calendar year in which the gross-up payment is paid).

The amount of the gross-up payment shall be determined by Employer’s outside independent accountants and shall be final and binding on Employer and Executive. The gross-up payment shall be paid to Executive in a single lump sum payment on or prior to December 31 of each calendar year during which the financial services are provided pursuant to this Section (7)(f)(i)(G).

H.                                    Executive shall receive his vested accrued benefits under the Remington Arms Company, Inc. Pension and Retirement Plan and the Remington Arms Company 401(k) Plan in accordance with the terms and provisions of such plans as in effect from time to time.

I.                                         Executive shall receive his benefit under the Remington Supplemental Pension Plan (the “SERP”) in accordance with the terms and provisions of the SERP as in effect from time to time.

(ii)                                  Upon his death or Disability or if Employer terminates Executive’s employment for Cause, Employer shall pay Executive his full Base Salary through the Date of Termination, plus, in the case of termination upon Executive’s death or Disability, a pro rata amount of incentive compensation pursuant to the Annual Incentive Compensation Plan calculated in the same manner as Section 7(f)(i)(B) above (but excluding any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination). Executive shall not be entitled to severance compensation under any severance compensation plan of Employer when Executive receives compensation under this Section 7(f)(ii). Other than severance compensation, any benefits payable to or in respect of Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision. Any payments required to be made on account of Executive’s death or Disability shall be made to Executive or his designated beneficiary in the case of death no later than two and one-half (2 1/2) months following the end of the calendar year in which Executive’s employment terminates on account of death or Disability.

(iii)                               Notwithstanding anything to the contrary in this Agreement, in the event of Employee’s voluntary termination without Good Reason or his termination for Cause, Employer shall have the right to continue to pay Employee’s Base Salary for a period of up to twelve (12) months following the Date of Termination (which period shall also be referred to as the Severance Period), paid in semi-monthly installments as provided in Section 3, in exchange for Employee’s compliance with the covenants contained in Sections 9, 10 and 11.

(g)                                 Conditions to Receipt of Payments Upon Certain Terminations

(i)                                     In consideration of the severance payments and benefits provided in Section 7(f), Employee agrees to (A) waive all rights to post termination benefits, other than vested equity awards and vested benefits under Employer’s tax-qualified and non-qualified deferred compensation plans, if any, after the Date of Termination, (B) waive any claims to other severance or termination payments or benefits, and (C) execute a general release releasing Employer from all claims, including but not limited to claims under the Age Discrimination in Employment Act or for wrongful discrimination and wrongful discharge from Employer, which release shall be in substantially the form attached hereto as Attachment B. Prior to Executive’s termination of employment, the release of claims may be revised by Employer. Employer may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to Executive.

(ii)                                  Executive shall generally not have a duty to mitigate the costs to Employer under Section 7(f), except that (A) if the period over which Employer continues to pay Executive his Base Salary pursuant to Section 7(f) extends beyond twelve (12) months from the Date of Termination, the amount payable pursuant to Section 7(f) as Base Salary for any period after the expiration of such twelve (12) months shall be reduced (but not below zero) by the amount of compensation received by Executive for services performed in any capacity, including self-employment, and (B) the continued benefits described in subsections (E) through (G) (“Continued Benefits”) for such period shall be reduced or canceled to the extent of any comparable benefit coverage offered to Executive by a subsequent employer during the period the Continued Benefits are to be provided.

(iii)                               Notwithstanding the provisions of Section 7(f), Employer shall be entitled to provide an alternate form of any particular benefit described in subsections (D) through (G) (e.g., an individual insurance policy) so long as such alternate form of benefit is substantially equivalent and no lapses in coverage of Executive result from such change in benefits.

(h)                                 Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (A) if Executive’s employment is terminated by his death, the date of his death, (B) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given or, if later, the date of termination specified in such Notice, as contemplated by Section 7(e), and (C) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for Good Reason, thirty (30) days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, the actual date of termination of Executive’s employment; provided, however, that Employer may discontinue Employee’s services hereunder during any notice period as long as Executive continues to receive his Base Salary and benefits as if he were continuing to provide such services.

8.                                       Unauthorized Disclosure.

(a)                                  Without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive will use his best efforts to consult with Employer’s Chairman prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, any information covered by the Uniform Trade Secrets Act of Delaware or any other similar legal protections that may be applicable (or any successor thereto), management organization information (including data and other information relating to members of the Board, the Board of Directors of RACI Holding, Inc. (“Holding”) and management of Employer or Holding), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding, Employer or any of their respective subsidiaries or affiliates or that Holding, Employer or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective subsidiaries or affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 8). The parties expressly agree that Confidential Information does not exist in written form only.

(b)                                 Executive acknowledges and agrees that he will have broad access to Confidential Information, that Confidential Information will in fact be developed by him in the course of his employment with Employer, and that Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of Employer. Executive shall use his best efforts to prevent the removal or disclosure of any Confidential Information from the premises of Employer, except as required in connection with the performance of his duties as an executive of Employer. Executive agrees that all Confidential Information (whether now or hereafter existing) conceived, discovered or developed by him during the Employment Period belongs exclusively to Employer and not to him.

9.                                       Non-Competition.

(a)                                  During the Employment Period and thereafter during the Restriction Period (as defined in this Section 9), Executive shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company) of, or otherwise support, any business within the Restricted Area (as defined in this Section 9) which engages in the Business or which is competitive with the Business. For purposes of this Agreement, the “Restriction Period” shall be equal to any Severance Period, and “Restricted Area” means any geographical area in which Employer and its affiliates are engaged in the Business.

(b)                                 Executive agrees and acknowledges that Employer and its affiliates are engaged in the Business and sell and distribute their products throughout the United States and other jurisdictions throughout the world, and that it would not be reasonable to limit the geographic scope of this covenant to any particular geographic location.

10.                                 Non-Solicitation of Employees. During the Employment Period and thereafter during the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or shall become associated in any capacity, (a) solicit for employment, employ or otherwise interfere with the relationship of Employer with any person who at any time during the six (6) months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Employer other than any such solicitation or employment during Executive’s employment with Employer on behalf of Employer, or (b) induce or attempt to induce any employee of Employer who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10, l1, 12 or l3 hereof or to terminate his or her employment with Employer.

11.                                 Non-Solicitation of Customers. During the Employment Period and thereafter during the Restriction Period, Executive shall not, directly or indirectly, solicit, divert or otherwise attempt to establish for himself or any other person, firm or entity (other than Employer or its subsidiaries or affiliates) any business relationship of a nature that is competitive with the Business or any relationship of Employer with any person, firm or corporation which during the twelve (12) month period preceding the prohibited conduct was a customer, client or distributor of Employer or any of its subsidiaries or affiliates.

12.                                 Return of Property. In the event of the termination of Executive’s employment for any reason, or such earlier time as Employer may request, Executive will deliver to Employer all of Employer’s property and documents and data of any nature and in whatever medium pertaining to Executive’s employment with Employer (except for that which is personal to Executive), and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

13.                                 Non-Disparagement. During the Employment Period and thereafter during the Restriction Period, Executive will not make any statement, written or oral, whether expressed as a fact, opinion or otherwise, to any person (or induce any third party to make any such statement) which disparages, impugns, maligns, defames, libels, slanders or otherwise casts in an unfavorable light Employer or any officer, director, shareholder or employee of Employer.

14.                                 Failure to Comply with Covenants.

(a)                                  Without limiting the damages available to Employer, in the event that Executive fails to comply with any of the covenants in Sections 8, 9, 10, 11, 12 or 13, to the extent applicable, following his termination of employment, and such failure continues following delivery of notice thereof by Employer to Executive, all rights of Executive and any person claiming under or through him to the payments and benefits described in Sections 7(f) and (h) shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder, provided, however, that Executive shall not have the option of foregoing such payments and benefits in order to be relieved of compliance with such covenants.

(b)                                 Executive acknowledges and agrees that the covenants and obligations of Executive described in Sections 8, 9, 10, 11, 12 or 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Section 14. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity. If Employer does not prevail in obtaining any such injunctive relief, Employer shall reimburse Executive for any legal expenses incurred by him in defending the imposition of such injunctive relief.

15.                                 Intellectual Property.  During the Employment Period, Executive will disclose to Employer all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the Business of Employer or any of its subsidiaries or affiliates, including without limitation, any process, operation, product or improvement which may be proprietary, patentable or copyrightable. Executive agrees that all of the foregoing will be the property of Employer and that he will at Employer’s request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise for Employer.

16.                                 Assignability; Merger or Consolidations; Assumption of Agreement.

(a)                                  The obligations of Executive hereunder may not be delegated, and Executive may not, without Employer’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

(b)                                 Employer and Executive agree that this Agreement and all of Employer’s rights and obligations hereunder may be assigned or transferred by Employer. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed both the date of the Notice of Termination and the Date of Termination.

17.                                 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Attachments hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements (including, without limitation, any predecessor agreement and any agreement entered into prior to any predecessor agreement) relating to such subject matter (including, without limitation, those between Executive and any other person or entity) are merged into and superseded by this Agreement, and the terms of any prior employment agreement or arrangement shall, from and after the date of this Agreement, be of no further force or effect.

18.                                 Indemnification. Employer agrees that it shall indemnify, defend and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of litigation, including attorneys’ fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement.

19.                                 Compliance with Code Section 409A. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all rules, regulations and other similar guidance issued thereunder (“Code Section 409A”). The parties agree that this Agreement shall at all times be interpreted and construed in a manner to comply with Code Section 409A and that should any provision be found not in compliance with Code Section 409A, the parties are contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by Employer’s legal counsel to achieve compliance with Code Section 409A unless such action results in substantial additional costs to Employer. By execution and delivery of this Agreement, Executive irrevocably waives any objections he may have to the amendments required by Code Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement be made to Employee unless compliant with Code Section 409A. In the event amendments are required to make this Agreement compliant with Code Section 409A, Employer shall use its best efforts to provide Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A and does not result in substantial additional costs to Employer. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations between the parties.

20.                                 Miscellaneous.

(a)                                  Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held within the State of Delaware, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer. Notwithstanding the above, however, because time is of the essence, whenever a violation or threatened violation of the covenants contained in Sections 8, 9, 10, 11, 12 and 13 is alleged, then the parties agree that the enforcement of such covenants and any request for injunctive relief pursuant to Section 14 shall be excepted from the provisions of this Section 20(a).

(b)                                 Governing Law; Consent to Jurisdiction.

(i)                                     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereof) applicable to contracts made and to be performed therein, and in any action or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware shall be applicable and shall govern to the exclusion of the laws of any other forum.

(ii)                                  Any action to enforce any of the provisions of this Agreement, except as provided in Section 20(a), shall be brought exclusively in a court of the State of Delaware or in a Federal court located within the State of Delaware, and by execution and delivery of this Agreement, Executive and Employer irrevocably consent to the exclusive jurisdiction of those courts and Executive hereby submits to personal jurisdiction in the State of Delaware. Executive and Employer irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. Executive and Employer acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

(c)                                  Taxes. Employer may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required by law.

(d)                                 Amendments. Except as otherwise provided in Section 19, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a duly authorized committee thereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert his or its rights hereunder on any occasion or series of occasions.

(e)                                  Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Specifically, in the event any part of the covenants set forth in Sections 8, 9, 10, 11, 12 or 13 are held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8, 9, 10 or 11 is declared by a court of competent jurisdiction to be overbroad as written, Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

(f)                                    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)            If to Employer, to it at:

Remington Arms Company, Inc.

Post Office Box 700

Madison, North Carolina 27025

Attention: Secretary

(ii)           If to Executive, to him at the address listed in Section 5 of Attachment A.

(g)                                 Survival. Sections 8, 9, 10, 11, 12, 13, 14, 15, 17, 18, 19, 20(a), (b), (c) and (f) and, if Executive’s employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of Executive’s employment hereunder.

(h)                                 No Conflicts. Executive and Employer each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he or it is a party or by which he or it may be bound.

(i)                                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(j)                                     Headings. The sections and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)                                  Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

21.                                 Acknowledgement. Executive (a) has had a reasonable amount of time in which to review and consider this Agreement prior to signature, (b) has in fact read the terms of this Agreement, (c) has the full legal capacity to enter into this Agreement and has had the opportunity to consult with legal counsel before signing this Agreement, (d) fully and completely understands the meaning, intent and legal effect of this Agreement, and (e) has knowingly and voluntarily executed this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

REMINGTON ARMS COMPANY, INC.

By:	/s/ Thomas L. Millner
Name:	Thomas L. Millner
Title:	CEO

EXECUTIVE:

Stephen Jackson

/s/ Stephen Jackson
Signature